Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contact:
March 3, 2017	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Board declares quarterly dividend and reauthorizes share repurchase plan

NEW YORK – The Board of Directors of Verizon Communications Inc. (NYSE, Nasdaq: VZ) today declared a quarterly dividend of 57.75 cents per outstanding share, unchanged from the previous quarter. The dividend is payable on May 1, 2017, to Verizon shareowners of record at the close of business on April 10, 2017.

Verizon has approximately 4.1 billion shares of common stock outstanding. The company made $9.3 billion in cash dividend payments in 2016.

Also today, Verizon’s Board authorized the corporation to repurchase up to 100 million shares of its common stock. Verizon’s previous program, which expired on Feb. 28, 2017, also had authorized the repurchase of 100 million shares. Under the prior authorization, 2.8 million shares were repurchased. The new program will terminate when the aggregate number of shares purchased reaches 100 million, or at the close of business on Feb. 28, 2020, whichever is sooner.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 160,900 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network, with 114.2 million retail connections nationwide. The company also provides communications and entertainment services over mobile broadband and the nation’s premier all-fiber network, and delivers integrated business solutions to customers worldwide.

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